EXHIBIT 10.1

Patent and Technology License Agreement and Trademark Assignment

Between IGL Pharma, Inc. and QSAM Therapeutics Inc.

This Patent and Technology License Agreement and Trademark Assignment (the “Agreement”) is made and entered into as of April 20, 2020 (the “Effective Date”), by and between IGL Pharma, Inc., a Delaware corporation, (“IGL Pharma”) having its principal place of business at 1004 Velasco Street, Angleton, Texas 77515 and QSAM Therapeutics Inc., (“QSAM”) a Texas corporation having its principal place of business 3616 Far West Blvd, Suite 117-292, Austin, Texas 78731. IGL Pharma and QSAM are each referred to herein as a “Party” and collectively as the “Parties.”

Whereas, IGL Pharma owns the Patents (as herein defined);

Whereas, IGL Pharma has rights to previously conducted research and development of the Product (defined herein) resulting in Product Data (each as herein defined);

Whereas, IGL Pharma owns certain trademarks for use with the Product; and

Whereas QSAM wishes to exclusively license all rights of IGL Pharma to the Patents and the Product Data, and commercialize the Product and to acquire rights to the Product Trademark;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and intending to be legally bound, the Parties hereto agree as follows:

Article 1 - Definitions

For purposes of this Agreement, the following terms shall be defined as set forth below.

1.1 “Affiliate” means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means direct or indirect ownership of more than fifty percent (50%) of the voting shares of a Person; and “controlled by” and “under common control with” have correlative meanings.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Business Day” means any day other than a day which is a Saturday, a Sunday or any other day on which banks are authorized or required to be closed in New York City, NY.

1.4 “Calendar Quarter” shall mean each of the consecutive three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first (1st) Calendar Quarter under this Agreement will be the period beginning on the Effective Date and the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.5 “Calendar Year” shall mean any consecutive twelve (12) month period beginning January 1 and ending December 31; provided, however, that the first (1st) Calendar Year under this Agreement will be the period beginning on the Effective Date and the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.6 “Commercialization Payments” shall have the meaning described in Section 5.1.

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1.7 “Commercially Reasonable Efforts” shall mean those efforts consistent with the exercise of reasonable and prudent scientific and/or business judgment.

1.8 “Confidential Information” means any and all non-public, confidential or proprietary information, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential”, that, due to the nature of its subject matter or circumstances surrounding its disclosure would reasonably be understood to be confidential or proprietary, including without limitation, Product Data and Product Intellectual Property Rights.

1.9 “Effective Date” has the meaning set forth in the preamble.

1.10 “FDA” shall mean the United States Food and Drug Administration and any successor regulatory agency.

1.11 “First Commercial Sale” means the date on which the first sale of the Product to a Third Party is consummated, including transfer of ownership, after all necessary Regulatory Approvals have been granted by the relevant Regulatory Authority. For purposes of clarity, any sale or transfer of the Product to any Third Party in connection with research and development including, without limitation, clinical trials, compassionate use, or regulatory or safety testing, in exchange for consideration shall not be a “First Commercial Sale.”

1.12 “Field” means any field of use including, without limitation, the treatment of oncology indications.

1.13 “Losses” means any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses) of litigation or other proceedings or of any claims, default or assessment.

1.14 “Net Sales” means the gross sales of the Product in the Territory invoiced by QSAM or its sublicensees on an arms-length basis to Third Parties in the Territory, less the following deductions:

(a) Reasonable estimates for any price adjustments, billing adjustments, shelf stock adjustments, promotional payments, or other similar allowances affecting the Product;

(b) Reasonable estimates for chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(c) Reasonable estimates for amounts due to Third Parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales by QSAM to any governmental or regulatory authority in respect of state or federal Medicare, Medicaid or similar programs;

(d) Reasonable estimates for allowances and credits to Third Parties on account of rejected, damaged, returned or recalled Products;

(e) Any government mandated manufacturing tax, including, without limitation, the brand manufacturer’s tax imposed pursuant to the Patent Protection and Affordable Care Act (Pub. L. No. 111-148), as amended or replaced, or other taxes QSAM is required by law to withhold;

(f) The transfer price of any Product manufactured by QSAM and its sublicensees wherein the sale of such Product to a Third Party shall be otherwise included in the calculation of Net Sales; and

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(g) Costs of kits acquired from Third Parties up to a maximum cost of $250 per kit, if such kits are purchased by QSAM and are provided to sites or subjects for free.

If, during the Term, QSAM takes a royalty-bearing license under patent rights owned by a Third Party to make, use, offer to sell, sell, or import any Product in a jurisdiction in the Territory, QSAM may deduct 50% of the license fees, royalties, or other amounts paid by QSAM to the Third Party from the Net Sales of such Product in that jurisdiction, so long as not more than 50% of Net Sales is deducted from such fees. No multiple royalties will be due under this Agreement because any Product is covered by more than one Patent. In such case, QSAM will pay only one royalty at the applicable rate under this Agreement. In the case of any sale of the Product that is not invoiced or is delivered before invoice, Net Sales will be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice. In the case of any sale or other disposal of the Product for non-cash consideration, Net Sales will be calculated as the fair market price of the Product in the country of sale or disposal. Provision of any Product for the purpose of conducting pre-clinical or clinical research or as free samples or charitable donations will not be deemed to be a sale. The deductions outlined in this Section are to be reconciled within one hundred eighty (180) days after the end of each Calendar Year during the Term. The reconciliation shall be based on actual cash paid or credits issued. If the foregoing reconciliation report shows either an underpayment between the Parties, QSAM shall pay the amount of the difference within thirty (30) days after the date of delivery of such report.

1.15 “New Indication” means the use of the Product for the treatment of a disease or condition that was not included in any prior Regulatory Approval for the Product and for which one or more clinical studies, other than pharmacokinetic studies, are required for Regulatory Approval. For avoidance of doubt, new patient populations for previously approved uses, and changes in (i) line of therapy (e.g., from second-line to first-line therapy), (ii) concomitant medications (e.g., changes from combination therapy to monotherapy), (iii) severity of disease, or (iv) dosage form or route of administration, shall not constitute a “New Indication.”

1.16 “QSAM Indemnified Party” has the meaning set forth in Section 10.2 of this Agreement.

1.17 “Party” and “Parties” has the meaning set forth in the Preamble.

1.18 “Patents” means IGL Pharma’s rights to the patents and patent applications listed in Exhibit A to this Agreement; all non-provisional patent applications that claim priority to any of the provisional applications listed in Exhibit A, provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications; all divisionals, continuations, and continuations-in-part of the non-provisional patent applications identified above, provided that the claims of such continuation-in-part are entitled to claim priority to at least one of the patent applications identified above; all reexaminations, reissues, extensions, renewals and foreign counterparts of any of the patents or patent applications identified above.

1.19 “Person” means an individual, corporation, partnership, joint venture, limited liability company, firm, governmental authority, unincorporated organization, trust, association or other entity.

1.20 “Phase 1” means a human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. Section 312.21(a).

1.21 “Phase 2” means a human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. Section 312.21(b).

1.22 “Phase 3” means a human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. Section 312.21(c).

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1.23 “Product” means any product that comprises, uses or is made using the subject matter covered by one or more claims under Patents.

1.24 “Product Data” means IGL Pharma’s rights to laboratory study data and reports; preclinical study data and reports; toxicology data and reports; grants and grant proposals; clinical laboratory assessments; manufacturing study data and reports; manufacturing processes, procedures and records; contract rights, reports, inspections and information; and other technical data and other work products and rights thereto that are directly related to the Product. For purposes of clarity, “Product Data” includes without limitation any and all samples of Product whether expired or otherwise, and records of such samples including but not limited to toxicology, formulation, preclinical, clinical records, batch records, laboratory reports and regulatory data or filings, FDA meeting minutes and regulatory correspondence.

1.25 “Product Intellectual Property Rights” means Patents, Product Trademarks, and Product Data.

1.26 “Product Trademarks” means IGL Pharma’s rights to the registered trademark “CycloSam” and any related goodwill of the business in connection to the products for which such mark used and registered.

1.27 “IGL Pharma Indemnified Party” has the meaning set forth in Section 10.1 of this Agreement.

1.28 “Regulatory Approval” means approvals, registrations and clearances required to be obtained from a Regulatory Authority to market and sell the Product in any given country in the Territory, including but not limited to, product registrations, medical approvals, price, reimbursement and marketing approvals.

1.29 “Regulatory Authority” means any applicable federal, national, regional, state or local regulatory agencies, departments, bureaus, commissions, councils or other government entities, including the FDA, and any other entity exercising regulatory authority with respect to the Product in the Field in the Territory.

1.30 “Significant New Indication” means a New Indication to treat a disease or condition that has at least one thousand patients per year, as reported by the National Cancer Institute’s Surveillance, Epidemiology, and End Results (SEER) Program.

1.31 “Sublicense Agreement” means any written agreement pursuant to which QSAM (or a sublicensee) grants to any Third Party any of the rights granted to QSAM under this Agreement, including, but not limited to, the right to make, have made, use, import, offer to sell and/or sell Products within the Territory for use within the Field.

1.32 “Sublicense Consideration” means any and all consideration (e.g., cash and non-cash consideration, such as securities) received by QSAM from any sublicensee in consideration of the grant of rights set forth in a Sublicense Agreement, including, without limitation, (i) up-front payments, (ii) marketing, distribution, franchise, option, license, or documentation fees, (iii) bonus and milestone payments, (iv) equity securities of such sublicensee, and (v) amounts received by QSAM for QSAM’s equity or other securities in excess of fair market value of such equity or other securities; provided, however, Sublicensing Consideration shall not include: (A) amounts received as running royalties or other revenue sharing based on Net Sales for which IGL Pharma receives a running royalty of 4.5% under Section 3.1, and (B) reimbursement amounts for patent expenses directly related to Patents, provided that the applicable Sublicense Agreement expressly states such reimbursement amounts shall be for such patent expenses.

1.33 “Territory” means the world.

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1.34 “Third Party” means any Person other than a Party.

Article 2 – License Grant and Product Trademark Assignment

2.1 Patents and Product Data. IGL Pharma hereby grants to QSAM a royalty-bearing, sublicensable (with the right to sublicense through multiple tiers) in accordance with Section 2.2 below, exclusive license under Patents and Product Data to make, have made, use, import, offer to sell and sell Products in the Territory for use within the Field, subject to the right retained by IGL Pharma to use the Product Data for its internal use for audits by the FDA or for other regulatory purposes not inconsistent with the terms of this Agreement.

2.2 Sublicensing. IGL Pharma hereby grants to QSAM (and any sublicensee) the right to enter into a Sublicense Agreement subject to the following:

(a) The Sublicense Agreement cannot exceed the scope and rights granted to QSAM hereunder. Sublicensee must agree in writing to be bound by at least the following sections, as if they are QSAM: Section 2.2 (Sublicensing), Section 2.3 (Sublicenses on Termination), Section 3.1(l), Article 5 (Commercialization Payments), Article 6 (Record Keeping and Audits), Section 7.1 (Development), Article 8 (Confidentiality and Publicity), Section 10.1 (Indemnification of IGL Pharma), Section 10.3 (Conditions of Indemnification), Section 10.5 (Insurance) and Section 14.11 (Patent Challenge) of this Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 2.3 below. QSAM has the right to grant a sublicensee the right to grant further sub-Sublicense Agreements consistent with this Agreement, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-sublicensees shall be treated as “sublicensees” for purposes of this Agreement;

(b) QSAM must deliver to IGL Pharma a complete and accurate copy of each fully executed Sublicense Agreement granted by QSAM or a sublicensee, and any modification or termination thereof, within sixty (60) days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, QSAM shall provide IGL Pharma an accurate English translation, in addition to a copy of the original agreement. If IGL Pharma has any concerns with such Sublicense Agreement, IGL Pharma will promptly notify QSAM and QSAM will use Commercially Reasonable Efforts to work with IGL Pharma and any such sublicensee to address such concerns. Any Sublicense Agreement is Confidential Information; and

(c) Notwithstanding any such Sublicense Agreement, QSAM will remain primarily liable to IGL Pharma for all of QSAM’s duties and obligations contained in this Agreement, including without limitation the payment of royalties whether or not paid to QSAM by a sublicensee.

2.3 Sublicenses on Termination. If this Agreement is terminated, all existing Sublicense Agreements between QSAM and a sublicensee shall be assigned to IGL Pharma upon termination; provided, however, if IGL Pharma cannot reasonably meet all of QSAM’s material obligations under any such Sublicense Agreement, IGL Pharma shall have the right to terminate such Sublicense Agreement on 30 days’ notice to the sublicensee; provided, however, IGL Pharma agrees to negotiate in good faith with each then-existing sublicensee that is in good standing under the respective Sublicense Agreement as of the date of termination of this Agreement if such sublicensee desires to enter into negotiations for an agreement with IGL Pharma granting appropriate rights under Patents and Product Data. IGL Pharma shall negotiate in good faith in accordance with this Section 2.3, but shall have no obligation to enter into an agreement with any sublicensee.

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2.4 Trademark Assignment. As soon as practical, IGL Pharma will transfer the rights to the Product Trademark to QSAM.

Article 3 – Consideration

3.1 Payments. During the Term of this Agreement, QSAM shall make the following payments to IGL Pharma:

(a) $30,000 within thirty days of the Effective Date and $30,000 within sixty days of the Effective Date;

(b) common stock representing a 5% equity interest in QSAM (the “Shares”) to be issued within sixty days of the fund raise required in Section 3.2;

(c) $25,000 within sixty days of treating the first subject in the first Phase 1 clinical trial under QSAM’s commercial IND conducted with the Product or the first equivalent study in any other Regulatory Authority, whichever occurs first;

(d) $25,000 within sixty days of treating the last subject in the first Phase 1 clinical trial under QSAM’s commercial IND conducted with the Product or the first equivalent study in any other Regulatory Authority, whichever occurs first. Such fee will be due for the first Phase 1 or equivalent study and for any Phase 1 or equivalent study thereafter if for the treatment of Pediatric Osteosarcoma, Bone metastasis, Bone Marrow Ablation or a Significant New Indication;

(e) $25,000 within sixty days of treating the first subject in the first Phase 2 clinical under QSAM’s commercial IND trial conducted with the Product or the first equivalent study in any other Regulatory Authority, whichever occurs first;

(f) $25,000 within sixty days of treating the last subject in the first Phase 2 clinical trial under QSAM’s commercial IND conducted with the Product or the first equivalent study in any other Regulatory Authority, whichever occurs first. Such fee will be due for the first Phase 2 or equivalent study and for any Phase 2 or equivalent study thereafter if for the treatment of Pediatric Osteosarcoma, Bone metastasis, Bone Marrow Ablation or a Significant New Indication;

(g) $25,000 within sixty days of treating the first subject in the first Phase 3 clinical trial under QSAM’s commercial IND conducted with the Product, if required, or the first equivalent study in any other Regulatory Authority, whichever occurs first;

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(h) $25,000 within sixty days of treating the last subject in the first Phase 3 clinical trial under QSAM’s commercial IND conducted with the Product, if required, or the first equivalent study in any other Regulatory Authority, whichever occurs first. Such fee will be due for the first Phase 3 or equivalent study and for any Phase 3 or equivalent study thereafter if for the treatment of Pediatric Osteosarcoma, Bone metastasis, Bone Marrow Ablation or a Significant New Indication;

(i) $1,500,000 within sixty days of (i) the first Commercial Sale for the Product, and (ii) each subsequent Commercial Sale that includes a Significant New Indication for the Product;

(j) For each of the first four milestones achieved by QSAM as outlined in subparts (c) through (f) above, QSAM will also pay $18,750 with such fee to compensate IGL Pharma for deferred fees not included in subparts (a) and (b) above;

(k) Within seven days of the Effective Date, QSAM will pay $27,000 to IGL Pharma as reimbursement for expenses incurred in connection with the single patient “compassionate use” IND program;

(l) A cash payment equal to 4.5% of Net Sales, as set forth in Article 5 below; and

(m) The following percentages of Sublicense Consideration:

(i)	Fifty percent (50%) of all Sublicense Consideration received by QSAM before an industry-sponsored IND is granted;

(ii)	Twenty-five percent (25%) of all Sublicense Consideration received by QSAM before a First Commercial Sale; and

(iii)	Ten percent (10%) of all Sublicense Consideration received by QSAM after a First Commercial Sale.

3.2 Fund Raise and Board Seat. QSAM shall have 180 days from the Effective Date to raise a minimum of $1 million in equity or debt provided the debt has no security interests on the Product. Additionally within sixty days of the Effective Date, IGL Pharma shall have the right to nominate one individual to a seat on QSAM’s Board of Directors and that shall be valid during the Term of this Agreement. QSAM, acting through the Board of Directors, shall take all necessary action such that, with respect to each meeting of the shareholders or directors at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board of Directors for election as director the individual designated by IGL Pharma so long as such individual is reasonably acceptable to the Board of Directors in the exercise of their fiduciary duties and is suitable for service on the board of a public company in compliance with U.S. securities laws and regulations.

Article 4 – Deliverables

4.1 Execution. Upon execution of this Agreement, both parties agree to use Commercially Reasonable Efforts to fulfill all obligations set forth in this Agreement.

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4.2 Deliverables by IGL Pharma. Following the execution of this Agreement, IGL Pharma shall commence delivery to QSAM an electronic version (where available) and/or make available at its facilities the Product Data.

4.3 Continuing Obligations of IGL Pharma. For a period of twenty four (24) months after the Effective Date (or as extended by the Parties), upon reasonable notice and during normal business hours and subject to the receipt of payments in the consulting agreement with IGL Pharma set forth as Exhibit B, IGL Pharma shall, at no additional charge, provide QSAM general information, technical assistance, and intangible knowledge and insight known to IGL Pharma that is related to Product Data and Product. Additionally, IGL Pharma grants QSAM the first right to exclusively license any future products or technology developed or sold by IGL Pharma that are related to any Patent. QSAM shall have thirty days from the disclosure of such product in writing from IGL Pharma to notify IGL Pharma whether it wants to license the product or technology. The Parties will then negotiate the terms of a license in good faith for a period not to exceed 90 days. If no license is executed during that period, IGL Pharma shall have no further obligation to license such product or technology to QSAM.

Article 5 – Commercialization Payments

5.1 Payment Period. During the Term, QSAM shall pay IGL Pharma the royalties (as described in Section 3.1) on a jurisdiction-by-jurisdiction basis from the First Commercial Sale in a jurisdiction and continue until the date of the expiration or termination of the last to expire Patent in that jurisdiction, or if there is no Patent in that jurisdiction, then payment of royalties shall be from the date of First Commercial Sale in that jurisdiction and continue in that jurisdiction for ten years (“Commercialization Payment”). Each Party acknowledges that the Product Data is valuable and provides QSAM with a competitive advantage and head start in the research, development, and commercialization of Products and the royalty payments are appropriate, even in jurisdictions where there are no Patents.

5.2 Payment Terms. QSAM shall make any Commercialization Payments to IGL Pharma within sixty (60) days after the end of each Calendar Quarter, and each payment shall be accompanied by a report providing the following with respect to each country in the Territory in which the Product is sold during such Calendar Quarter: (i) the accounting methodology used to account for and calculate the items included in the report and differences in such methodology from previous reports; (ii) a list of Products produced in the preceding three calendar months; (iii) total quantities of Product produced; (iv) gross sales of the Product; (v) Net Sales; (vi) the total deductions used to calculate the Net Sales; (vii) all consideration received from each sublicensee and payments due to IGL Pharma; (ix) the royalties payable to IGL Pharma as well as the computation thereof; and (x) any other amount due to IGL Pharma herein. Unless approved by both Parties in writing, said reports shall be kept confidential by the Parties and not be disclosed to any Third Party.

5.3 Method of Payment. Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer at IGL Pharma’s reasonable election.

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5.4 Currency. All payments under this Agreement shall be computed and paid in United States dollars. The Parties shall calculate the currency conversion at the conversion rate as reported in the Wall Street Journal, (New York Edition), on the last business day of the applicable Calendar Quarter in which the payments were earned.

Article 6 – Record-Keeping and Audit Rights

6.1 Record Keeping. QSAM shall keep or cause to be kept complete and accurate records and books of account containing all information required for the computation and verification payments due herein for the past seven years on a rolling period.

6.2 Audit Rights. QSAM further agrees that, at the request of IGL Pharma it will permit, not more than one time per calendar year and at IGL Pharma’s sole expense, an independent accounting firm selected by IGL Pharma, except any as to whom QSAM reasonably objects, to have access upon reasonable notice and during ordinary business hours to such records as may be necessary to audit, with respect to any payment report period ending within 2 years prior to such request, the correctness of any report provided or payment made within 2 years prior to such request under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of QSAM to report or make payment pursuant to the terms of this Agreement. IGL Pharma shall provide QSAM with a copy of the report or other summary of its findings prepared by such accounting firm. If, as a result of any such audit, it is shown that any payment required hereunder was less than the amount which should have been paid, then QSAM shall make all payments required to be made to eliminate any discrepancy revealed by the audit within thirty (30) days. If the audit reveals a discrepancy in excess of 5% of such payment, QSAM shall reimburse IGL Pharma for all costs and expenses incurred to perform the audit. All information subject to review under this Section 6.2 is Confidential Information hereunder.

Article 7 – Development Responsibility

7. 1 Development. QSAM shall use Commercially Reasonable Efforts with respect to the development and commercialization of the Product. QSAM is responsible for all activities and expenses related to the development and commercialization of the Product.

7.2 Regulatory Responsibilities. QSAM shall use Commercially Reasonable Efforts to obtain all Regulatory Approvals required for commercialization of the Product in the Territory. QSAM shall determine in its sole discretion all regulatory plans and strategies for the Product, and QSAM shall exclusively own and shall be responsible for preparing, seeking, submitting and maintaining all regulatory filings and Regulatory Approvals for the Product, subject to Section 12.6(d).

7.3 Regulatory Assistance. If reasonably requested, IGL Pharma shall provide assistance to QSAM with respect to Product related and other regulatory matters, provided, however that any external costs incurred by IGL Pharma in providing such assistance shall be borne by QSAM.

7.4 Diligent Commercialization. QSAM shall use Commercially Reasonable Efforts to advance the development and commercialization of the Product in the Territory. Additionally, QSAM agrees to use its Commercially Reasonable Efforts to achieve the following milestones:

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(b) The opening for enrollment of a Phase 1 clinical trial within six months of industrial IND approval; and

(c) Submit to FDA the Phase 2 protocol as amendment to IND within twelve months of the end of a Phase 1 meeting with FDA; provided, however, if there is not a Phase 1 meeting, then within twelve months of the completion of the study report of the last Phase 1 study.

IGL Pharma acknowledges and agrees that QSAM’s efforts hereunder shall be subject to QSAM securing adequate funding and its continued compliance with applicable federal, state and other laws, rules and regulations.

If QSAM does not use its Commercially Reasonable Efforts to achieve the above or IGL Pharma believes that QSAM has strategically decided to deprioritize the Product, it shall provide notice of the same to QSAM who shall have thirty (30) days to respond or reinitiate work. If QSAM does not respond or reinitiate the work, IGL Pharma shall have the right to terminate the Agreement.

Article 8 – Confidentiality and Publicity

8.1 QSAM Sole Decisions on Disclosure. The Parties acknowledge that on the Effective Date QSAM is solely responsible for, and has sole authority to make, any disclosure of the Product Data to assist with commercialization of the Product. IGL Pharma shall keep confidential and make no further disclosure of the Product Data after the Effective Date.

8.2 Confidentiality Obligation. During the Term, and for a period of seven (7) years following the expiration or earlier termination hereof, any receiving Party (the “Receiving Party”) will not publish or otherwise disclose to any Third Party absent an express written agreement permitting such disclosure from the Disclosing Party and will not use for any purpose other than as provided in this Agreement, any and all Confidential Information received from the other Party (the “Disclosing Party”). Each Party shall use the same degree of care, which shall not be less than a reasonable degree of care, that it uses to protect its own confidential information to prevent the unauthorized disclosure of Confidential Information. The foregoing confidentiality obligations shall not apply to information which: (i) at the time of the disclosure to the Receiving Party was in the public domain, or (ii) after disclosure, becomes part of the public domain through no fault of the Receiving Party or any act or omission of the Receiving Party in breach of this Agreement, or (iii) was previously known to the Receiving Party from a source other than the Disclosing Party and such source was under no obligation to keep such information confidential or which is received from a Third Party, provided said party did not obtain it directly or indirectly from the Disclosing Party or a party who was under a duty to keep such information confidential, or (iv) was independently developed or discovered or discovered by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party as shown by written records.

8.3 Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for: (i) disclosures to Regulatory Agencies to the extent required for Regulatory Approval; (ii) filing or prosecuting Patents; (iii) prosecuting or defending litigation; (iv) complying with applicable government regulations; (v) conducting pre-clinical or clinical trials of the Products or post-market pharmacovigilance activities; or (vi) disclosures to employees, agents and independent contractors (including clinical investigators, consultants, sublicensee and contract research organizations) who have a bona fide “need to know”, and who agree to be bound by similar terms of confidentiality and non-use at least equivalent to scope to those set forth in this Article 8.

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8.4 Other Permitted Disclosures. Except as otherwise provided in this Section 8.4, either Party (the “Publishing Party”) may use or refer to the name of the other Party: (i) in connection with the Publishing Party’s efforts to secure financing at any time during the term of this Agreement; (ii) in connection with a press release regarding this Agreement and the relationship of the Parties created hereby, which shall be mutually agreed upon by the Parties; or (iii) in statements that the Publishing Party reasonably determines to be necessary to comply with applicable law (including the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) or under applicable Blue Sky laws (for private financing or public financing), any stock exchange on which securities issued by the Publishing Party are traded; provided, however, that to the extent practicable under the circumstances, the Publishing Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Except as permitted in this provision, neither Party shall disclose, use or refer to, without the other Party’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed, the name or trademarks of such other Party in any public statements, whether oral or written.

Article 9 – Patent Prosecution and Enforcement

9.1 Patent Filing and Prosecution. IGL Pharma will confer with QSAM to develop a strategy for the prosecution of the Patents. QSAM shall be responsible for the cost of searching, preparing, filing, prosecuting and maintaining Patents in all jurisdictions after the Effective Date, however no costs will be due for the expired patents in Patent Rights. IGL Pharma will invoice QSAM for such fees; provided no patent fees shall be charged to QSAM in the initial 90 days after the Effective Date unless specifically agreed by the parties and included in Schedule 9.1 hereto. Schedule 9.1 hereto provides IGL Pharma’s best estimates of all patent fees that will become due in the initial 180 days after the effective Date. If at any time QSAM wishes to cease paying Patent expenses for patent prosecution or maintenance for a patent or patent application in a particular jurisdiction, QSAM must give IGL Pharma at least thirty (30) days prior written notice and QSAM will continue to be obligated to pay for the Patent expenses which reasonably accrue with respect thereto during said notice period. Thereafter, said particular patent application, or patent shall no longer be included as a Patent under this Agreement and QSAM shall have no further rights thereto. IGL Pharma shall not be obligated to file, prosecute or maintain any patent or patent application if QSAM is in default or late with respect to any undisputed Patent expenses or other payments or obligations hereunder and IGL Pharma has notified QSAM of such late payment in accordance with the terms of this Agreement. IGL Pharma will provide QSAM with a copy of any applications, amendments, correspondence, or other materials for which QSAM has paid any costs of searching, preparing, filing, prosecuting, or maintaining, as well as copies of any documents received or filed during prosecution thereof. IGL Pharma will keep QSAM informed of the filing and progress of all material aspects of the prosecution of any patents and patent applications under the Patents, including without limitation any plans to changes in the scope or status of such patents and patent applications or plans to abandon any such patent or patent application. If at any time IGL Pharma wishes to withdraw or abandon a patent or patent application under the Patents in any jurisdiction, IGL Pharma must give QSAM at least thirty (30) days prior written notice and, upon request by QSAM, will assign such patent or patent application to QSAM at no additional charge. The Parties agree that they share a common legal interest to get valid enforceable patents and that each Party will keep all privileged information received pursuant to this Section strictly confidential.

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9.2 Enforcement. QSAM, at its option and expense, will have the first right (but not the obligation) to enforce any Patent against infringement by a Third Party in the Licensed Field within the Territory. If QSAM chooses to enforce, QSAM shall be responsible for payment of all fees and expenses associated with such enforcement incurred by QSAM and incurred by IGL Pharma in providing cooperation in such enforcement. Any recoveries from such enforcement (excluding any attorney’s fees) shall be shared by QSAM with IGL Pharma as follows: 25% of such recovery shall be provided to IGL Pharma and 75% shall be retained by QSAM. If QSAM does not file suit or take any action against an infringer in the Field within the Territory or take other reasonable action within six (6) months of knowledge thereof, then IGL Pharma may, at its sole discretion, enforce the Patent on behalf of itself and QSAM, and any recoveries from such enforcement (excluding any attorney’s fees) shall be shared by IGL Pharma with QSAM as follows: 25% of such recovery shall be provided to QSAM and 75% shall be retained by IGL Pharma. At the request and expense of the Party bringing suit, the other Party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

9.3 Infringement. QSAM shall use Commercially Reasonable Efforts to direct or defend, in its own name and at its own expense, any legal or other action or proceeding, including any settlement or negotiation, with respect to any alleged infringement of a third party patent or other proprietary right as a result of it or its sublicensees making, having made, using, importing, offering for sale or selling the Product in the Territory.

9.4 Notification and Marking. QSAM shall be responsible for notifying, reporting or registering this Agreement or the business relationship created hereby with any government authorities in the Territory to the extent legally required. QSAM agrees that all packaging containing Products, documentation therefore, and, when possible, actual Product(s) sold will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

9.5 Right of First Refusal. IGL Pharma shall grant a right of first refusal to QSAM to license additional products under generally similar terms of this agreement for any additional products (e.g. Beta Brach) discovered or invented by, or transferred from an affiliated entity to, IGL Pharma.

Article 10 – Indemnification and Insurance

10.1 Indemnification of IGL Pharma. QSAM shall indemnify, defend and hold IGL Pharma, its Affiliates and its respective officers, directors, employees and agents (each, aN “IGL Pharma Indemnified Party”) harmless from and against any and all THIRD PARTY claims, liabilities, lawsuits, threats of lawsuits or other governmental action, or Losses suffered, incurred or sustained by any IGL Pharma Indemnified Party WHATSOEVER (including costs of suit and reasonable attorney’s fees), arising out of or resulting from: (i) QSAM’s material breach of this Agreement, including any breach of a representation or warranty made by QSAM under this Agreement; (ii) any negligent or reckless act or omission or misconduct on the part of QSAM, Affiliates of QSAM, subcontractors of QSAM, or its or their respective employees, OFFICERS or agents in performing any obligations under this Agreement; AND (III) Any injury or death of persons or damage to property caused by, or arising out of, or resulting from the exercise or practice of the rights granted hereunder by IGL Pharma. Notwithstanding the foregoing, QSAM shall not be liable for Losses to the extent such Losses are caused by the GROSS negligence or WILLFUL misconduct of IGL Pharma.

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10.2 Indemnification of QSAM. IGL Pharma shall indemnify, defend and hold QSAM, its Affiliates and their respective officers, directors, employees and agents (each, aN “QSAM Indemnified Party”) harmless from and against any and all THIRD PARTY claims, liabilities, lawsuits, threats of lawsuits or other governmental action, or Losses suffered, incurred or sustained by any QSAM Indemnified Party, by reason of any Action to the extent arising out of or resulting from: (i) IGL Pharma’s material breach of this Agreement, including any breach of a representation or warranty made by IGL Pharma under this Agreement; (ii) any negligent act or Willful misconduct on the part of IGL Pharma, Affiliates of IGL Pharma, subcontractors of IGL Pharma, or its or their respective employees or agents in performing any obligations under this Agreement. Notwithstanding the foregoing, IGL Pharma shall not be liable for Losses to the extent such Losses are caused by the gross negligence or willful misconduct of QSAM.

10.3 Conditions of Indemnification. In the event that any action is asserted or imposed against any party hereto, and such claim or proceeding involves, a matter which is subject to a claim for indemnification under this Article 10, then such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of such action. The Indemnifying Party shall assume, at its cost and expense, the defense of such action through its legal counsel selected and reasonably acceptable to the Indemnified Party, except that the Indemnified Party may, at its option and expense, select and be represented by separate counsel. The Indemnifying Party shall have control over the action, including the right to settle, provided, however, that the Indemnifying Party shall not, absent the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that (i) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable and (ii) where the claimant or plaintiff does not release the Indemnifying Party, its Affiliates and its respective directors, officers, employees, agents, and representatives, as the case may be, from all liability in respect thereof. In no event shall the Indemnified Party be liable for any claims that are compromised or settled in violation of this Section.

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10.4 Limit on Consequential Damages. IN NO EVENT SHALL ANY IGL PHARMA INDEMNIFIED PARTY OR QSAM Indemnified Party BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER THE PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

10.5 Insurance. Prior to the commencement of clinical trials, QSAM shall carry, at its individual sole expense, the following minimum required insurance: (i) comprehensive general liability insurance, including coverage for claims of bodily injury or property damage and for contractual liability, in an amount of not less than one million dollars ($1,000,000) per occurrence and two million dollars $2,000,000) in the aggregate; (ii) workers compensation insurance, in accordance with all applicable statutory requirements; and (iii) during any period when QSAM is engaged in the treatment or post-treatment evaluation of Subjects in a clinical trial, clinical trial liability insurance in an amount of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. QSAM shall provide IGL Pharma with certificates of insurance showing compliance with the insurance obligations set forth herein and shall name IGL Pharma as an additional insured on such policies.

Article 11 – Representations, Warranties and Covenants

11.1 Representations by Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date, as follows:

(a) Corporate Existence and Power. Such Party (i) is a corporation duly organized and validly and in good standing under the laws of the jurisdiction in which it is incorporated; (ii) has the corporate power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement.

(b) Authorization and Enforcement of Obligations. Such Party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) Consent. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

(d) No Conflicts. The execution, delivery and performance of such Party’s obligations under this Agreement and its compliance with the terms and provisions hereof (i) do not conflict with or violate any requirement of applicable laws or regulations; and (ii) do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under any (a) contractual obligation of such Party; (b) provision of such Party’s charter documents or by-laws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against such Party or by which any of its property is bound;

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(e) No Approvals. No authorization, consent or approval of any governmental authority or third party is required for the execution, delivery or performance by such Party of its obligations under this Agreement, except that regulatory approvals will be necessary for the continued development of the Product;

(f) Enforceability. This Agreement has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles;

(g) Non-Reliance. Other than as set forth herein, neither Party is relying on any representation of the other Party. Each Party has had the opportunity to consult with its own counsel and advisors as necessary to evaluate its obligations under this Agreement; and

(h) Compliance with Laws. It shall comply in all material respects with all applicable laws and regulations relating to its activities under this Agreement.

11.2 Representations of IGL Pharma. IGL Pharma hereby represents, warrants and covenants to QSAM that:

(a) IGL Pharma is the sole legal and beneficial owner of the Patents free of any lien, encumbrances, charge, security interest, mortgage or other similar restriction, and no Person, firm or other entity (including any Affiliate of IGL Pharma) has any right, interest, or claim in or to, and IGL Pharma has not entered into any agreement granting any right, interest or claim in or to the Patents or Product Data to any Third Party (including any academic organization or agency) that conflicts with the rights granted by IGL Pharma to QSAM pursuant to this Agreement;

(b) as of the Effective Date, no claim, action, or proceeding is pending or threatened that challenges the rights of IGL Pharma in respect of any of the Product Intellectual Property Rights or the validity, or enforceability thereof, including without limitation any interference, opposition, inter parties, or post-grant review or similar proceeding before the U.S. Patent and Trademark Office or any foreign patent office;

(c) as of the Effective Date, IGL Pharma has not received any written or oral communication alleging the Product or the Product Intellectual Property Rights infringe or misappropriate the intellectual property or other rights of any Third Party and there are no claims, actions, or proceedings that are pending or threatened against IGL Pharma with respect thereto; and

(d) IGL Pharma has the full right, power and authority to grant all of the rights in the Product Data and Patents granted to QSAM under this Agreement free of any lien, encumbrances, charge, security interest, mortgage or other similar restriction.

IGL Pharma will give prompt written notice to QSAM if IGL Pharma receives any material notice or other communication (i) from any Regulatory Authority in connection with the subject matter of this Agreement; or (ii) related to the commencement or threat, in writing, of any action, claim, or proceeding against IGL Pharma, or any of its properties, with respect to the subject matter of this Agreement or the Product Intellectual Property.

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IGL Pharma (i) understands that the Shares to be received hereunder have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws, and are being issued in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act or is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares. IGL Pharma’s address set forth below is its current address, and its state of residence is the same state included in such address. IGL Pharma acknowledges that the Shares are not transferable, except in compliance with Securities Act, including Rule 144 of the Securities Act.

11.3 Representations of QSAM. QSAM hereby represents, warrants and covenants to IGL Pharma that:

(a) the Shares of equity issued pursuant to this Agreement shall be duly authorized, fully paid and non-assessable shares at the time of issuance;

(b) QSAM will give prompt written notice to IGL Pharma if any of the following occurs after the Effective Date: (i) there has been a material failure of QSAM to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by QSAM of any material notice or other communication from any Regulatory Authority in connection with the subject matter of this Agreement; or (iii) the commencement or threat, in writing, of any action against QSAM, or any of its properties, with respect to the subject matter of this Agreement;

(c) consulting agreement set forth as Exhibit B hereto shall be executed by QSAM on the Effective Date;

(d) for the purposes of Rule 144, QSAM acknowledges that the holding period for the Shares begins on the Effective Date, and agrees not to take a position contrary to this in the future; and

(e) if the Shares may be sold under Rule 144, the Company is then in compliance with the current public information required under Rule 144 and the sale of the Shares is in compliance with the volume and manner-of-sale restrictions of Rule 144, then QSAM shall, at its expense, cause its counsel to issue a legal opinion to its transfer agent promptly after receipt of the required Rule 144 documentation to effect the removal of the restrictive legend from the Shares.

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11.4 QSAM UNDERSTANDS AND AGREES THAT IGL PHARMA, BY THIS AGREEMENT, MAKES NO REPRESENTATION AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF THE PRODUCT, PRODUCT DATA OR PATENTS. IGL PHARMA, BY THIS AGREEMENT, ALSO MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT COVERED BY PATENTS IS VALID OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS IN THE FIELD, NOR DOES IGL PHARMA MAKE ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN PATENTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS.

Article 12 – Term and Termination

12.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, shall continue in full force and effect until the last to occur of: (a) the expiration of all patents under Patents (if any) and the cancellation, withdrawal or express abandonment of all patent applications under Patents; or (b) the date that is the 20th anniversary of the Effective Date (the “Term”). Upon the expiration of the last patent to expire under the Patents in any country in the Territory, provided QSAM is not at that time in breach of this Agreement, QSAM will have a perpetual, irrevocable, fully paid-up, royalty-free right and license to subsequently make, use, offer to sell, sell, and import in that country any products that were previously Products and will have no further obligations to IGL Pharma in that country with respect to such Patents or Products.

12.2 Termination by Either Party. Either Party may, without prejudice to any other rights or remedies available to it, terminate this Agreement:

(a) Upon or after the material breach of this Agreement by the other Party if that Party (i) has not cured such breach within thirty (30) Business Days after receipt of written notice thereof by the non-breaching Party (such cure to include interest for any undisputed late payments at prime plus 1% calculated on a daily basis from the date due until the date paid); or (ii) fails to commence dispute resolution proceedings under Section 13.2 contesting whether a breach has occurred and/or whether such breach is a material breach within thirty (30) days after receipt of written notice from the Party asserting the breach;

(b) Subject to applicable bankruptcy laws, if the other Party voluntarily commences any action or seeks any relief regarding its liquidation, reorganization, dissolution or similar act or under any bankruptcy, insolvency or similar law; or

(c) Subject to applicable bankruptcy laws, if a proceeding is commenced or an order, judgment or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against the other Party, without its consent, which constitutes un-dismissed or un-stayed for a period of sixty (60) days.

12.3 Termination by QSAM. QSAM may, without prejudice to any other rights or remedies available to it, terminate this Agreement upon thirty Business Days written notice to IGL Pharma.

12.4 Termination by IGL Pharma. Notwithstanding Section 12.2, this Agreement will terminate upon thirty Business Days written notice from IGL Pharma:

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(a) if QSAM ceases clinical development activities (recruitment or dosing of subjects, clinical data evaluation, preparation of regulatory filings, or waiting for regulatory responses) for a period of 24 months until the Product has a First Commercial Sale in all major markets and for all major indications;

(b) if QSAM does not issue the common stock as provided in this Agreement or misses a required payment and does not issue such stock or make such payment within the thirty Business Days period;

(c) if QSAM does not provide the reporting as provided in Section 5.2 and does not provide such reports within the thirty Business Day period;

(d) if QSAM does not raise the funds required in Section 3.2.

(e) as provided in Section 7.4; or

(f) if QSAM terminates within the first two years the Consulting Agreement with IGL Pharma, except in the instance of termination for breach by IGL Pharma, or does not make the payments under such Consulting Agreements.

12.5 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.

12.6 Effect of Termination.

(a) Termination or expiration of this Agreement through any means and for any reason shall not relieve the Parties of any obligations accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any prior breach of any of the provisions of this Agreement.

(b) Upon termination (but not expiration of this Agreement per Section 12.1), QSAM agrees to cease and desist any use of the Patents, Product Data, and manufacture and sale of any Product; however QSAM may continue to use any Product Data to the extent needed to comply with applicable federal, state and other laws;

(c) within ten days of the termination (but not expiration of this Agreement per Section 12.1), QSAM shall destroy or return to the other party all documents and tangible materials containing or based on Confidential Information, including the Product Data, and upon the other Party’s request, certify such destruction in writing;

(d) If the Agreement is terminated due to a breach by QSAM, then upon termination QSAM agrees, upon payment of 25% of the direct clinical costs paid by QSAM prior to such termination, to transfer ownership to IGL Pharma of all research, regulatory documents, Regulatory Approvals and other data and technical information, related to the Products that QSAM has the right to transfer to IGL Pharma, including, but not limited to, information relating to the formulation, manufacture, or quality control of the Products, toxicology, preclinical, clinical, suppliers, regulatory strategies, laboratory reports, forecasts, budgets, manufacturing costs, and vendor lists related to Products, formulas, prototypes, designs, drawings, plans, programs, specifications, directions, instructions, techniques, test protocols, processes, procedures and results, studies, clinical, preclinical or technical data or information, manufacturing data or information, data or materials, software, machines, devices, equipment, enhancements, modifications, technological developments, systems, tools, samples, raw materials, supplies, works-in-process, protocols, notebooks, algorithms, assays, chemical compounds and biological materials related to the Products;

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(e) If the Parties terminate this Agreement by mutual written agreement, the Parties shall specify the consequences of such termination in such written agreement;

(f) Upon termination, QSAM shall immediately assign all rights to the Product Trademark to IGL Pharma; and

(g) Within thirty days of termination, QSAM shall pay IGL Pharma $75,000 but may deduct any amounts previously paid to IGL Pharma under Sections 3.1(c), (d), (e) and (f).

12.7 Survival. Notwithstanding anything to the contrary that may be contained herein, in the event of termination any provisions which by their terms are to be performed or complied with subsequent to the termination of this Agreement shall survive and continue in full force and effect. The termination of this Agreement for any reason shall be without prejudice to, and shall not affect, the right of either Party to recover from the other any and all damages to which either may be entitled therefore, or any other rights of either in connection therewith, and all such rights of both shall survive such termination.

Article 13 – Governing Law and Dispute Resolution

13.1 Governing Law. This Agreement, including the validity, construction, interpretation and performance thereof, shall be governed entirely by the laws of the State of Texas without regard to its conflict of laws provisions. It is the specific intent and agreement of the Parties that the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

13.2 Dispute Resolution. All disputes arising out of or in connection with this Agreement (except those involving actions commenced by or involving Third Parties and affecting or involving only one of the Parties) shall be resolved with the following mechanism:

(a) The Parties shall promptly give each other written notice of any disputes requiring resolution hereunder, which written notice shall specify the Section(s) of this Agreement the other Party is alleged to have breached and shall briefly state the initiating Party’s claims, and the Parties shall use reasonable efforts to resolve any such disputes in an amicable manner.

(b) Any disputes arising in connection with this Agreement which cannot be resolved in an amicable manner by representatives of the Parties shall be referred, not later than thirty (30) days after initiation of dispute resolution proceedings under this Section 13.2, to the following corporate officers of the Parties for resolution:

For IGL Pharma: CEO(or his or her designee)

For QSAM: CEO (or his or her designee)

Such officers (or their designees) shall attempt to resolve the dispute and shall communicate with each other by facsimile or telephone or in personal meetings in an effort to resolve the dispute.

(c) Any disputes arising in connection with this Agreement which cannot be resolved by the Parties within sixty (60) days after initiation of dispute resolution proceedings under Section 13.2 shall be finally settled by binding arbitration. Such dispute resolution proceedings shall not apply to any undisputed payments due to IGL Pharma.

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(d) Arbitration of disputes will be held Wilmington, DE (or such other location as may be mutually agreed by the Parties), under the commercial arbitration rules of the American Arbitration Association, and will be heard by three (3) arbitrators selected in accordance with such rules. Any arbitral award will be in writing in the form of a reasoned opinion, including findings of fact and conclusions of law, and will be final and binding and may be entered by any Party in any state or federal court having jurisdiction. Costs of arbitration (including reasonable attorneys’ fees and costs) will be paid either equally by the Parties to the arbitration or in accordance with the decision of the arbitrators. Judgment on the award or any order, final or interim, made by the arbitrator may be entered, registered or filed for enforcement purposes in any court having jurisdiction.

Article 14 - Miscellaneous

14.1 Notice. Any notice required to be given hereunder shall be in writing and shall be deemed to have been sufficiently given: (i) when delivered in person; (ii) on the fifth Business Day after mailing by registered or certified mail, postage prepaid, return receipt requested, or (c) on the next Business Day after mailing by overnight courier service; to the address specified below:

If to QSAM:

QSAM Therapeutics Inc.

Attn: Chief Executive Officer

3616Far West Blvd., Suite 117-292

Austin, TX 78731

If to IGL Pharma:

IGL Pharma Pharmaceuticals, Inc.

Attn: CEO

1004 Velasco Street

Angleton, TX 77515

14.2 Entire Agreement. This Agreement sets forth the entire Agreement between the Parties relating to the subject matter hereof and supersedes all prior discussions and writing with respect thereto. No supplement, modification or amendment of this Agreement shall be binding unless contained in a writing signed by a duly authorized representative for each respective Party and specifically referring hereto or thereto.

14.3 Assignment. On or after the Effective Date, QSAM may in its sole discretion, assign this Agreement and any of its rights hereunder, or delegate any of its duties or obligations hereunder, to any Third Party without prior written consent of IGL Pharma, including in the event of a sale of all assets of QSAM, merger or other consolidation, provided that QSAM will provide notice to IGL Pharma within a reasonable time period before any such assignment, transfer, or sale and IGL Pharma is given the opportunity to review and comment thereon. Should QSAM be acquired or merge with another company, this Agreement shall nevertheless continue in full force and effect. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

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14.4 Third-Party Beneficiaries. The Parties agree that this Agreement is not intended by any Party to give any benefits, rights, privileges, actions or remedies to any Third Party, including without limitation any creditor of either Party, as a Third-Party beneficiary or otherwise under the law.

14.5 Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as may be reasonably necessary or desirable to effectuate the purposes of this Agreement.

14.6 Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder to the extent and for the time period such performance is prevented in whole or in part by reason of any Force Majeure event, including but not limited to industrial disputes, strikes, lockouts, riots, mobs, fires, floods, pandemics, and other natural disasters and Acts of God, wars declared or undeclared, civil strife, embargo, delays in delivery or defects or shortages of raw materials from suppliers, loss or breakdown of any production equipment, losses or shortage of power, damage to or loss of goods in transit, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality or by any other supervening unforeseeable circumstances whatsoever beyond the control of the Party so affected. The Party so affected shall (a) give prompt written notice to the other Party of the nature and date of commencement of the Force Majeure event and its expected duration and (b) use its Commercially Reasonable Efforts to avoid or remove the Force Majeure event as soon as possible to the extent it is so able to do so.

14.7 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the Parties as partners, joint venturers or agents of the other. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any warranties and representations on behalf of or in the name of the other Party, or to bind the other Party to any contract, agreement or undertaking with any third party, and no conduct of the Parties pursuant to the terms of this Agreement shall be deemed to establish such right or authority. Neither Party shall make any representation to third parties that the relationship created hereby constitutes a partnership, joint venture or agency relationship.

14.8 Severability. In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in a final non-appealable order by a court or tribunal of competent jurisdiction, such unenforceable provision shall be stricken and the remainder of this Agreement shall not be affected thereby. In such event, the Parties shall in good faith attempt to replace any unenforceable provision of this Agreement with a provision that is enforceable and that comes as close as possible to expressing the intention of the original provision.

14.9 Non-waiver. The failure by either Party at any time to enforce any of the terms or provisions or conditions of this Agreement or exercise any right hereunder shall not constitute a waiver of the same or affect such Party’s rights thereafter to enforce or exercise the same. No waiver of any of the provisions of this Agreement shall be deemed binding unless executed in writing by the Party to be bound by it.

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14.10 No Inducement. Each Party, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by the other Party to enter into this Agreement, and further warrants and represents that (a) it is entering into this Agreement voluntarily; (b) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (c) it has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

14.11 Patent Challenge. In the event that QSAM brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of IGL Pharma’s ownership of any patent included in the Patents, then IGL Pharma may immediately terminate this Agreement upon written notice to QSAM. Any dispute regarding the validity, enforceability or ownership of any patent included in the Patents shall be litigated in the courts located in Wilmington, DE, and QSAM agrees not to challenge personal jurisdiction in that forum. To the extent that QSAM unsuccessfully challenges the validity or enforceability of any patent included in the Patents, QSAM agrees to reimburse IGL Pharma for all costs and fees (including attorney’s fees) paid by IGL Pharma in defending against such challenge if awarded by the applicable court, agency, or tribunal. QSAM understands and agrees that, in the event QSAM successfully challenges the validity or enforceability of any patent included in the Patents, all payments or other consideration made or otherwise provided by QSAM to IGL Pharma prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this Agreement.

14.12 Headings. The headings in this Agreement are for convenience of reference only and shall not be used in the interpretation of any provisions hereof.

14.13 Execution. This Agreement may be executed by the Parties in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Agreement may be executed by the Parties by the exchange of facsimile signature pages, with signed original counterparts of the Agreement to be exchanged by the Parties promptly thereafter.

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IN WITNESS WHEREOF, the Parties’ duly authorized representatives hereto have executed this Agreement as of the Effective Date.

QSAM Therapeutics Inc.

By:	/s/ Douglas Baum
Name:	Douglas Baum
Title:	CEO
Date: April 20, 2020

IGL Pharma, Inc.

By:	/s/ C. Richard Piazza
Name:	C. Richard Piazza, PhD.
Title:	President & CEO
Date: April 17, 2020

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Exhibit A

Patents

	Country/ Region	Owner	Status	Appln No	Filing Date (dd-mm-yyyy)	Pub No	Pub Date (dd-mm-yyyy)	Patent No	Issue Date (dd/mm/yyyy)	Expiration Date (dd-mm-yyyy)
ITG-16 CA	Canada	IGL PHARMA, INC.	Pending	2,926,652	6-Apr-2016
ITG-16 EP	Europe	IGL PHARMA, INC.	Pending	14852866.4	5-May-2016	EP3054996	17-Aug-2016
ITG-16 JP	Japan	IGL PHARMA, INC.	Pending	2016-521278	7-Apr-2016	2016-532652	20-Oct-2016
ITG-16 JP 1	Japan	IGL PHARMA, INC.	Pending	2019-061398	27-Mar-2019
ITG-16 PCT	WO	IsoTherapeutics Group, LLC	Expired	PCT/US2014/59385	7-Oct-2014	WO2015/054173	16-Apr-2015	n/a		7-Apr-2016
ITG-16 US	United States	IGL PHARMA, INC.	Granted	15/027,280	5-Apr-2016	US2016/0250359	1-Sep-2016	10,172,965	8-Jan-2019	19-Nov-2034
ITG-16 US 1	United States	IGL PHARMA, INC.	Granted	16/194,324	17-Nov-2018	US2019/0083661	21-Mar-2019	110,596,277	24-Mar-2020	M19-Nov-2034
ITG-16 US	United States	IGL PHARMA, INC.	Expired	61/887,603	7-Oct-2013		n/a	n/a		7-Oct-2014

ITG-17 CA	Canada	IGL PHARMA, INC.	Pending	2987242	23-Nov-2017
ITG-17 EP	Europe	IGL PHARMA, INC.	Pending	16800631	20-Nov-2017	EP3302496	11-Apr-2018
ITG-17 JP	Japan	IGL PHARMA, INC.	Pending	2017-561326	24-Nov-2017	2018-515585	14-Jun-2018
ITG-17 PCT	WO	IsoTherapeutics Group, LLC	Expired	PCT/US2016/33900	24-May-2016	WO2016/191413	1-Dec-2016	n/a		25-Nov-2017
ITG-17 US	United States	IsoTherapeutics Group, LLC	n/a	15/821,983	24-Nov-2017	Consolidated into ITG-17		n/a
ITG-17 US	United States	IGL PHARMA, INC.	Pending	15/821,974	24-Nov-2017	US2018/0104366	19-Apr-2018
ITG-17 US	United States	IGL PHARMA, INC.	Expired	62/166,051	25-May-2015		n/a	n/a		25-May-2016

ITG-18 CA	Canada	IGL PHARMA, INC.	Pending		7-Aug-2019
ITG-18 EP	Europe	IGL PHARMA, INC.	Pending	18751017.7	22-Aug-2019
ITG-18 JP	Japan	IGL PHARMA, INC.	Pending		7-Aug-2019
ITG-18 PCT	WO	IGL PHARMA, INC.	Expired	PCT/US2018/017082	06-Feb-2018	WO2018/148209	16-Aug-2018	n/a		08-Aug-2019
ITG-18 US	United States	IGL PHARMA, INC.	Expired	62/456,191	08-Feb-2017			n/a		8-Feb-2018
ITG-18 US	United States	IGL PHARMA, INC.	Pending	16/484,706	8-Aug-2019

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Exhibit B

Consulting Agreement with IGL Pharma

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Schedule 9.1 – Estimated Patent Fees initial 180 days

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